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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print of Type Responses)
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1.   Name and Address of Reporting Person*

   Knapp,                       Robert                        C.
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   (Last)                       (First)                   (Middle)

c/o meVC Draper Fisher Jurvetson Fund I, Inc.
3000 Sand Hill Road, Building 1, Suite 155
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                                    (Street)

  Menlo Park                           CA                   94025
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

           03/06/03
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

       MECV DRAPER FISHER JURVETSON FUND I, INC. (MVC)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________

7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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Common Stock, $.01 par value
("Common Stock")                         1,125,500                   I                    (FN1)
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Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(FN1) Represented by (a) 450,771 shares of Common Stock ("Shares") held by Millennium USA, L.P., (b) 334,729 Shares held by Millennium International, Ltd.,
(c) 194,300 Shares held by Millenco, L.P. and (d) 145,700 Shares held by Millennium Global Estate, L.P.

Millennium USA, L.P., Millennium International, Ltd. and Millennium Global Estate, L.P. are funds that are limited partners of Millennium Partners, L.P. The general partner of Millennium Partners, L.P., Millennium USA, L.P. and Millenco, L.P. is Millennium Management, LLC. The Reporting Person, as a managing director of Millennium Partners, L.P., may be deemed to beneficially own Shares held by Millennium USA, L.P., Millennium International, Ltd., Millenco, L.P. and Millennium Global Estate, L.P. However, the Reporting Person disclaims all beneficial ownership in these Shares.


         /s/ Robert C. Knapp                                 March 17, 2003
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      **Signature of Reporting Person                             Date

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.